Exhibit 99.1

Ares Commercial Real Estate Corporation Announces Securitization

CHICAGO, IL — August 4, 2014 — Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that its wholly owned qualified REIT subsidiary ACRE Commercial Mortgage 2014-FL2 Ltd. (the “Issuer”) has received commitments from investors for the purchase of approximately $308.7 million of secured floating rate notes (the “Offered Notes”). The commitments were made in connection with the offer and sale by the Issuer of the Offered Notes, which will be backed by approximately $378.8 million of commercial and multifamily mortgage loans originated or to-be originated by ACRC Lender LLC, a wholly owned subsidiary of ACRE. ACRE expects to retain (either directly or through one of its wholly owned subsidiaries) approximately $70.1 million of the non-investment grade notes (together with the Offered Notes, “Notes”) and the equity of the Issuer, which notes and equity were not offered to investors. The initial weighted average coupon of the Notes is expected to be LIBOR plus 1.445%. The closing of the offering is subject to a number of customary closing conditions and is expected to close on or about August 15, 2014.

The Notes will not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering was made privately in transactions exempt from the registration requirements of the Securities Act.

The gross proceeds to the Issuer from the offering of the Offered Notes are expected to be approximately $308.7 million.  Ares Commercial Real Estate Corporation intends to use the net proceeds of this offering to repay outstanding amounts under its secured funding facilities (which will increase the availability of funds under such facilities that it can use to invest in additional target assets).

This press release is not an offer to sell any securities of Ares Commercial Real Estate Corporation or any company and is not soliciting an offer to buy such securities. It is issued pursuant to Rule 135c under the Securities Act.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange

Commission.  Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Ares Commercial Real Estate Corporation
Carl Drake, 888-818-5298
cdrake@aresmgmt.com